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                [LETTERHEAD OF INTERNATIONAL DATA CORPORATION]

International Data Corporation
5 Speen Street
Framingham, MA 01701
(508) 872-8200

References to International Data Corporation to be used in SEC filing:

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International Data Corporation estimates that the number of Internet users will grow from approximately 159 million worldwide in 1998 to approximately 410 million worldwide by the end of 2002, and the value of transactions on the Internet will increase from approximately $50 billion in 1998 to $1.3 trillion in 2002.
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The Undersigned hereby consents to the references to the Undersigned included in the SEC filing statement on form S-1 and any amendment thereto.


/s/ Alexa McCloughan
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Signed

Alexa McCloughan
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Name

Sr. Vice President 7/23/99
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Title/Date